Exhibit 99.1

NEWS RELEASE
For Release: Wednesday, July 22, 2009, 3:05 pm Central Time	Contact: Howard Root, CEO
James Hennen, CFO
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES SECOND QUARTER RESULTS;

NET REVENUE INCREASES 13% TO RECORD $17.2 MILLION;

NET INCOME INCREASES TO $0.09 PER SHARE

MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the second quarter ended June 30, 2009. Highlights of the second quarter and other recent events include:

•	Achieved net revenue of $17.2 million, an increase of 13% from the second quarter of 2008.
•	Achieved net income of $1,386,000, or $0.09 per diluted share, an increase from a net loss of $468,000, or $0.03 per diluted share, in the second quarter of 2008.
•	Achieved positive cash flow of $2.5 million.
•	Increased operating margin to 13%.
•	Launched two new products – the Muskie™ guidewire and the Trespass™ catheter, with seven additional new products expected to be launched during the remainder of 2009.

Commenting on the results, Vascular Solutions’ Chief Executive Officer Howard Root said: “The second quarter results demonstrate the excellent health of our business and the success of our employees in driving increasing sales and profitability, even in today’s economic environment. Net revenue for the second quarter was above both our issued guidance and analyst estimates, and our net income was at the very top of our guidance range. Looking forward, we have now launched six new products since the beginning of the year, and we are on track with our goal to launch a total of 13 new products during 2009. We also are well on our way to our sixth consecutive year of double digit sales growth, and we have clearly demonstrated the success of our business model in driving increased earnings from every incremental sale.”

Gross margin across all product lines was 65.6% in the second quarter of 2009, up from 64.0% in the second quarter of 2008, principally due to changes in the sales mix of products. Based on the projected product sales mix, gross margin on product sales throughout 2009 is expected to continue to be between 65% and 66%.

Net income for the second quarter increased to $1,386,000, or $0.09 per share, compared to a net loss of $468,000, or $0.03 per share, in the second quarter of 2008. Net income for the second quarter of 2009 included $414,000 of non-cash stock-based compensation ($257,000 after-tax, or $0.02 per share) and $807,000 of non-cash income tax expense ($0.05 per share) based on an assumed 38% tax rate offset by the utilization of net operating loss carryforwards. As a result, cash and cash equivalents increased by $2,465,000 in the second quarter of 2009.

Second Quarter Net Revenue by Product Line

Net revenue from hemostat products (primarily consisting of the D-Stat® Dry, D-Stat Flowable and D-Stat Radial products) was $6.4 million during the second quarter, an increase of 6% over the second quarter of 2008. “The two principal reasons for our sales growth in hemostat products were the exit of a competitor’s patch product from the market and the growing sales of our new “Wrap” version of the D-Stat Dry,” commented Mr. Root.

Net sales of extraction catheters (primarily consisting of the Pronto® V3 extraction catheter) were $4.2 million in the second quarter, an increase of 13% over the second quarter of 2008. “Sales of our newer LP, or low profile, version of the Pronto constituted 21% of our extraction catheter sales in the second quarter and increased by 17% sequentially from the first quarter. In development we have a new V4 version of our Pronto catheter and improved versions of our Pronto 035 and Pronto-Short catheters, all of which we expect to bring to market in early 2010 to continue our sales growth in extraction catheters,” Mr. Root stated.

Net sales of vein products (primarily consisting of the Vari-Lase® endovenous laser console and kits) were $2.8 million in the second quarter, an increase of 18% over the second quarter of 2008. “Our sales force has done an excellent job in maintaining our market share in spite of increasing price competition by some of our laser competitors. With two new versions of Vari-Lase fibers scheduled to launch during the remainder of 2009, we believe that we will continue to differentiate ourselves on a clinical and value basis in this competitive market,” commented Mr. Root.

Net sales of access products (primarily consisting of micro-introducer kits, specialty guidewires and snares), were $1.8 million in the second quarter, an increase of 30% over the second quarter of 2008. “Growing sales of our new GrebSet™ kit as well as increased sales of our Guardian® hemostatic valve and Flamingo® inflation device drove our sales increase in access products. We also launched the new Muskie™ guidewire in the second quarter and expect to launch a new version of the Guardian valve by the end of the third quarter. As a result, we expect access products will continue to be our fastest growing product category on a percentage basis into 2010,” Mr. Root added.

Net sales of specialty catheters (primarily consisting of the Langston® dual lumen catheters, Twin-Pass® dual access catheters and Minnie™ support catheter), were $1.4 million in the second quarter, an increase of 23% over the second quarter of 2008. “Sales of our Minnie catheter, which we launched in the first quarter, increased by 55% sequentially in the second quarter. Very recently we launched our new Trespass™ catheter, a specialty flush marker catheter designed principally for use in abdominal aortic stenting cases. We also have several additional specialty catheters in the development pipeline, starting with the GuideLiner™ catheter which we expect to launch at the end of the third quarter,” Mr. Root added.

Financial Guidance

Regarding future guidance, net revenue for the third quarter of 2009 is expected to be between $17.1 million and $17.5 million. Corresponding net income in the third quarter of 2009 on a fully-taxed basis is expected to be between $0.08 and $0.09 per fully diluted share. “We continue to execute on our plan of generating double digit organic revenue growth, and the substantial value of what we are building at Vascular Solutions should be evident in these second quarter results,” concluded Mr. Root.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relations portion of the company’s web site at www.vascularsolutions.com. An audio replay of the call will be available until Wednesday, July 29, 2009 by dialing 1-888-203-1112 and entering conference ID# 4716582. A recording of the call will also be archived on the Company’s web site, www.vascularsolutions.com until Wednesday, July 29, 2009. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenue:
Product revenue	$16,781	$14,871	$32,197	$28,609
License and collaboration revenue	385	367	779	744
Total revenue	17,166	15,238	32,976	29,353

Product costs and operating expenses:
Cost of goods sold	5,765	5,360	10,980	9,941
Collaboration expenses	173	187	355	368
Research and development	1,803	1,553	3,719	3,019
Clinical and regulatory	767	759	1,379	1,610
Sales and marketing	5,307	5,174	10,560	10,387
General and administrative	1,104	1,192	2,223	2,734
Litigation	—	1,457	—	1,484
Operating income (loss)	2,247	(444)	3,760	(190)

Interest expense	(11)	(18)	(20)	(42)
Interest income	14	48	37	140
Foreign exchange loss	7	(1)	(5)	(1)
Income (loss) before tax	$2,257	(415)	$3,772	(93)

Income tax expense	(871)	(53)	(1,448)	(140)
Net income (loss)	$1,386	$(468)	$2,324	$(233)

Net income/(loss) per share - basic	$0.09	$(0.03)	$0.15	$(0.02)
Weighted average shares used in calculating - basic	15,903	15,502	15,871	15,471
Net income (loss) per share - diluted	$0.09	$(0.03)	$0.14	$(0.02)
Weighted average shares used in calculating - diluted	16,207	15,502	16,202	15,471

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$10,522	$7,209
Accounts receivable, net	8,555	8,706
Inventories	9,864	9,974
Prepaid expenses	1,384	1,045
Current portion of deferred tax assets	2,680	2,680
Total current assets	33,005	29,614
Property and equipment, net	3,742	3,887
Intangible assets, net	193	193
Deferred tax assets, net of current portion and liabilities	9,148	10,486
Total assets	$46,088	$44,180

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$6,009	$6,937

Long-term deferred revenue, net of current portion	4,992	5,417

Shareholders’ equity:
Total shareholders’ equity	35,087	31,826
Total liabilities and shareholders’ equity	$46,088	$44,180

Note: Derived from the audited financial statements at that date.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures. The company’s product line consists of five major categories: hemostat (blood clotting) products, extraction (clot removal) catheters, vein products, specialty catheters and access products. Vascular Solutions delivers its proprietary and distributed products to interventional cardiologists, interventional radiologists and vascular surgeons through its direct U.S. sales force and international distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of sustained profitability, exposure to intellectual property claims, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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